Exhibit 4.3

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (this “MOU”), dated as of July 1, 2010, by and between RiT Technologies Ltd.  (“RiT”) located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel, and Quartz (Israel) Commerce & Investment Ltd. (“Quartz”), a private company incorporated in Israel (No. 512018763), located at 11 Nachal Shikma Street, Modiein, Israel (together the “Parties”).

WHEREAS,	Quartz has the exclusive proprietary rights in specific "Optical Wireless Communication Technology" (the "Technology") and is in possession of the Technology and all the rights thereto; and

WHEREAS
The Technology is in initial stages of development while Quartz is aiming at further development for enabling a feasibility check thereof, by creating a prototype system for demonstrating the qualities, specification as well as the limitations of the Technology (the "Feasibility Check"  and the “Project”, respectively); and

WHEREAS	RiT is seeking to expand its potential technologies and products and desires to receive an option to purchase the Technology, subject to the Feasibility Check results; and

WHEREAS	Towards the above purposes, the Parties wish to join few experts together to work on the Project.

NOW THEREFORE, the parties agree as follows:

1.	The preceding preamble constitutes an integral part of this MOU.

2.
Representations and Warranties: Quartz represents and warrants to RiT that: (a) Quartz has the exclusive proprietary rights in the Technology notwithstanding the fact that the intellectual property rights are not registered in any relevant public registration (b) it  possesses the Technology and all the rights therein, and (c) the performance of the undertakings contemplated herein will not violate any third party's rights and does not require any consent or approval of any third party.

3.
Subject of the MOU: Both parties will join specific professional personnel to work together for performing the Feasibility Check, as hereinafter specified, and the granting to RiT of an option to purchase the Technology at RiT’s sole discretion, following such Feasibility Check.

4.
RiT will designate and allow few of its R&D employees, specified in Schedule A hereto ("RiT's Employees"), to serve as part time employees of Quartz during the Term of this MOU (as defined below), for working together with Quartz's personnel on the Project. Any Request for additional RiT’s employees (part time service for the Project), will be considered by RiT in light of its best interests and capabilities, at the sole discretion of RiT.

5.
Quartz undertakes to recruit and hire during the Term, specific experts set forth in Schedule B hereto. Quartz shall be solely responsible for such personnel in all respects, including without limitations, for their compensation.

6.
Quartz undertakes to compensate solely, RiT's Employees for their part time employment for Quartz, during the Term. The compensation to be paid by Quartz and the part time employment agreement to be signed between Quartz and RiT's Employees shall be subject to RiT’s prior written consent.

7.
The agreed procedures and limitations applicable to RiT's Employees during their service for Quartz shall be as set forth in Exhibit 7 attached hereto. In case of conflict of time, RiT’s regular tasks applicable to RiT's Employees, shall take precedence over the Project tasks and RiT's Employees may be instructed accordingly.

8.	Subject to Quartz prior request, RiT will designate a room at its offices (24 Raoul Wallenberg Street, Tel Aviv), for the Project to be conducted therein during the Term.

9.
RiT will charge Quartz for all its costs and overhead for using RiT's room, public spaces (kitchen, municipal taxes, lab equipments and other office equipment etc), to be calculated proportionately (including for the proportionate use of cars by RiT Employees, and for the actual bookkeeping time spent by RiT regarding this Project).

10.
Intellectual Property: Quartz shall retain the ownership and all of the intellectual property rights in the Technology and/or in the developed technology to be resulted from the Feasibility Check hereunder.

11.
Term and Termination: The Project will start on July 1, 2010 and will end on December 31, 2010 (the "Term"), unless otherwise extended by mutual document signed by both parties. Each Party may terminate this MOU at will, by giving a 30 days prior written notice to the other party.

12.
Option to Purchase the Technology; Definitive Agreement: Upon the completion of the Feasibility Check, RiT shall have the right, at its sole discretion, to purchase (or refuse to purchase) the Technology and all rights therein, at a purchase price equal to the sum of (a) Quartz actual and direct costs incurred for the Project during the Term (herein “Quartz Costs”), plus (b) 25% of Quartz Costs (the “Purchase Price”). Quartz Costs will be subject to RiT’s prior approvals and shall be presented to RiT from time to time in order to receive such approvals.

The Purchase Price shall include an additional revenue sharing right for Quartz, equal to 3% out of the proceeds actually received by RiT in return for any future sale of the Technology and/or any future sale of different products using the Technology.

13.
Following the Feasibility Check and if applicable, the Parties will negotiate a contemplated definitive agreement, setting forth the Purchase Price agreed herein and other customary terms to the satisfaction of both Parties (the "Definitive Agreement"). The  proposed Definitive Agreement shall be subject to the further approvals of RiT's (a) Audit Committee (b) Board of directors, and (c) shareholders, unless this approval will not be needed in such circumstances to be determined solely by RiT (as a matter of Israeli Law).

14.
Public Disclosure: Neither party hereto will make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, accountants, attorneys and agents whose duties require them to have access to such information), the existence or terms of this MOU or the transactions contemplated hereby without the other party’s prior written consent, other than such disclosure as is required by law (including laws and regulations applicable to RiT as a public company).

15.
Authority, Governing Law: Each of the parties represents and acknowledges that it has the power and authority to enter into this MOU as indicated herein. This MOU is intended to be legally binding on the parties. This MOU shall be governed by and construed under the laws of Israel and disputes hereunder shall be resolved at the competent courts in Tel Aviv, Israel, in accordance with its dispute resolution rules and procedures.

16.
CONDITIONS PRECEDENT: This MOU is subject to the formal approvals of RiT’s (i) Audit Committee, and (ii) Board of Directors. This MOU shall not enter into force and effect before the grant of such approvals, and in case any of said approvals is not granted, no Party shall have any claims or demands against the other Party for said result of invalidity.

IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have signed this Memorandum of Understanding as of the date first above written.

RiT Technologies Ltd.

By:         _________________________________
Name:
Title:

Quartz  (Israel) Commerce & Investment Ltd.

By:         _________________________________
Name:
Title:

Schedule A

RiT's Employees designated to work in the Project

•	Alex Shar
•	Pini Shifris
•	Yishay Gourman
•	Slava Anisimov

Schedule B

Experts recruited/hired by Quartz for the Project

•	Technology expert - Communication protocols
•	Technology expert – Optics or Optical communication
•	HW engineer (additional FPGA engineer is optional)
•	SW engineer
•	Mechanical engineer
•	Project Manager

Exhibit 7

Procedures and limitations applicable to RiT's Employees

1) The project starts on July 1st.

2) Each of RiT 4 employees which participate in the project will get a letter from RiT which allowed them to work (under certain conditions) in this project.

3) RiT employees (each) will use RiT time log as usual and will provide RiT with a manual time log in which they report the Project hours. RiT’s Finance Department will deduct it from RiT time log.

 4) Quartz will sign contracts with RiT employees. Rit approval is needed for the terms.

5) RiT's employees will spend no more than 20 working hours per week on this project

ADDENDUM

TO THE MEMORANDUM OF UNDERSTANDING

Dated July 1, 2010 (the: “MOU”)

THIS Addendum  is made and entered into as of the 12 day of May, 2011, by and between RIT Technologies Ltd. (“RiT”), and Quartz (Israel) Commerce & Investment Ltd. (“Quartz”; each a "Party" and together the "Parties").

WHEREAS
the Parties have entered into the MOU for carrying out a Feasibility Check for the "Optical Wireless Communication Technology" (the "Technology" and “Project”; as such terms are defined in the MOU); and

WHEREAS	The Parties wish to extend the MOU’s Term and supplement few of its provisions; and

WHEREAS
It is in the best interests of RiT to make efforts for finalizing the Feasibility Check, for potentially expanding its range of products (in terms of possible purchase of the Technology under the MOU provisions);

NOW THEREFORE, the Parties hereby agree as follows:

1.
The MOU’s Term is hereby extended starting from January 1, 2011 and until the later of (a) six months from the date of this Addendum, or (b) actual completion of the Project’s Feasibility Check, notwithstanding MOU’s Section 11.

2.
Without prejudice to Sections 5 and 9 of the MOU, and in addition to such Sections, Quartz undertakes to reimburse RiT for all the costs and expenses incurred by RiT for the Project including, without limitation, reimbursement for contractors hired directly by RiT solely for the Project needs, outsourcing services for the Project and materials purchased by RiT for the Project.

3.	The reimbursement shall be made on a bimonthly basis, fifteen days after presentation by RiT of relevant invoices/documents (attesting to the relevant costs and expenses).

4.	The MOU’s remaining provisions shall stay unchanged in full force and effect.

5.	This Addendum is subject to approval of RiT’s (a) Audit Committee and (b) Board of directors.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

RIT Technologies Ltd.	Quartz Ltd.

By: _______________	By: _____________________
Signature	Signature

Name &Title: _____________	Name & Title: _____________